EXHIBIT 99.1

BBSI Reports Strong Fourth Quarter and Full Year 2023 Financial Results

- Q4 2023 Net Income of $14.6 Million, or $2.16 per Diluted Share -

- Full Year 2023 Net Income of $50.6 Million, or $7.39 per Diluted Share -

VANCOUVER, Washington, February 28, 2024 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023 Financial Summary vs. Prior Year Quarter

•
Revenues up 2% to $276.7 million.
•
Gross billings up 5% to $2.05 billion.
•
Average worksite employees (“WSEs”) up 2%.
•
Increase in net income to $14.6 million, or $2.16 per diluted share, compared to $11.5 million, or $1.64 per diluted share.

Full Year 2023 Financial Summary vs. 2022

•
Revenues up 1% to $1.07 billion.
•
Gross billings up 4% to $7.72 billion.
•
Average WSEs up 2%.
•
Net income of $50.6 million, or $7.39 per diluted share, compared to $47.3 million, or $6.54 per diluted share.

“2023 was another year of significant accomplishments and solid execution for BBSI,” said BBSI President and CEO, Gary Kramer. “During the year, we experienced consistent momentum in our sales pipeline, bringing in a record number of new WSEs from new customer additions, and we continued the trend of strong client retention. These results underscore our compelling product, now enhanced with a health benefits offering, and increased effectiveness in our sales and marketing efforts. We expect the momentum of strong controllable growth to continue into 2024 as our value proposition continues to improve.”

Fourth Quarter 2023 Financial Results

Revenues in the fourth quarter of 2023 increased 2% to $276.7 million compared to $272.0 million in the fourth quarter of 2022.

Total gross billings in the fourth quarter increased 5% to $2.05 billion compared to $1.95 billion in the same year-ago quarter (see “Key Performance Metrics” below). The increase was driven by growth in PEO services, specifically increased WSEs from net new clients and higher average billings per WSE, offset in part by reductions in WSEs at existing clients.

Workers’ compensation expense as a percent of gross billings was 2.6% in the fourth quarter of 2023 and benefited from favorable prior year liability and premium adjustments of $5.4 million. This compares to 3.0% in the fourth quarter of 2022, which included favorable prior year liability and premium adjustments of $0.6 million.

Net income for the fourth quarter of 2023 increased to $14.6 million, or $2.16 per diluted share, compared to $11.5 million, or $1.64 per diluted share, in the year-ago quarter.

Full Year 2023 Financial Results

Revenues in 2023 increased 1% to $1.07 billion compared to $1.05 billion in 2022.

Total gross billings in 2023 increased 4% to $7.72 billion compared to $7.39 billion in 2022 (see “Key Performance Metrics” below). The increase was primarily due to an increase in average WSEs and higher average billings per WSE, offset in part by reductions in WSEs at existing clients.

Workers’ compensation expense as a percent of gross billings was 2.7% in 2023 and benefited from favorable prior year liability and premium adjustments of $14.9 million. This compares to 2.9% in 2022, which included favorable prior year liability and premium adjustments of $13.4 million.

Net income in 2023 increased to $50.6 million, or $7.39 per diluted share, compared to $47.3 million, or $6.54 per diluted share, in 2022.

Liquidity

As of December 31, 2023, unrestricted cash and investments were $152.2 million compared to $129.2 million at September 30, 2023. BBSI remained debt free at year end.

Capital Allocation

BBSI’s board of directors has confirmed its regular quarterly cash dividend of $0.30 per share. The cash dividend will be paid on March 28, 2024, to all stockholders of record as of March 15, 2024.

Continuing under the Company’s stock repurchase program established in July 2023, BBSI repurchased 45,800 shares in the fourth quarter at an average price of $111.38. At December 31, 2023, approximately $59.0 million remained available under the repurchase program.

In total in 2023, BBSI repurchased more than $34 million of stock at an average price of $91.15 per share. The Company also paid over $8 million in dividends for the year, bringing total capital returned to shareholders in 2023 to more than $42 million.

Outlook

In 2024, BBSI expects the following:

•
Gross billings growth of 6% to 8%
•
Growth in the average number of WSEs of 4% to 5%
•
Gross margin as a percent of gross billings of 2.95% to 3.15%
•
Effective annual tax rate to remain at 26% to 27%

Conference Call

BBSI will conduct a conference call on Wednesday, February 28, 2024, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the year ended December 31, 2023.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, February 28, 2024
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13744439

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at ir.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through March 28, 2024.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13744439

Key Performance Metrics

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as important performance metrics in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three and twelve months ended December 31, 2023 and 2022.

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Gross billings	$2,051,922	$1,948,591	$7,716,152	$7,393,808
PEO and staffing wages	$1,791,792	$1,697,514	$6,711,115	$6,425,286

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
PEO and staffing wages	87.3%	87.1%	87.0%	86.9%
Payroll taxes and benefits	6.9%	6.8%	7.2%	7.0%
Workers' compensation	2.6%	3.0%	2.7%	2.9%
Gross margin	3.2%	3.1%	3.1%	3.2%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Three Months Ended December 31,
	2023	% Change	2022	% Change	2021
Average WSEs	126,492	2.2%	123,761	6.0%	116,791
Ending WSEs	126,446	3.4%	122,306	5.3%	116,154

	(Unaudited)
	Year Ended December 31,
	2023	% Change	2022	% Change	2021
Average WSEs	124,306	1.9%	122,001	8.0%	112,928
Ending WSEs	126,446	3.4%	122,306	5.3%	116,154

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events and financial outlook are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include: economic conditions in the Company’s service areas; the lingering effects of the COVID-19 pandemic; the effects of inflation on our operating expenses and those of our clients; the availability of certain fully insured medical and other health and welfare benefits to qualifying worksite employees; the effect of changes in the Company’s mix of services on gross margin; the Company’s ability to attract and retain clients and to achieve revenue growth; the availability of financing or other sources of capital; the Company’s relationship with its primary bank lender; the potential for material deviations from expected future workers’ compensation claims experience; changes in the workers’ compensation regulatory environment in the Company’s primary markets; litigation costs; security breaches or failures in the Company’s information technology systems; the collectability of accounts receivable; changes in executive management; changes in effective payroll tax rates and federal and state income tax rates; the carrying value of deferred income tax assets and goodwill; the effects of conditions in the global capital markets on the Company’s investment portfolio; and the potential for and effect of acquisitions, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2022 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(in thousands)	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$71,168	$91,423
Investments	81,027	68,325
Trade accounts receivable, net	171,407	163,838
Income taxes receivable	7,987	—
Prepaid expenses and other	18,443	19,787
Restricted cash and investments	97,470	110,989
Total current assets	447,502	454,362
Property, equipment and software, net	50,295	45,954
Operating lease right-of-use assets	19,898	19,804
Restricted cash and investments	145,583	104,277
Goodwill	47,820	47,820
Other assets	6,222	3,281
Deferred income taxes	4,218	11,440
Total assets	$721,538	$686,938
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,593	$8,264
Accrued payroll, payroll taxes and related benefits	234,080	222,331
Income taxes payable	—	610
Current operating lease liabilities	6,623	6,957
Current premium payable	35,276	18,920
Other accrued liabilities	9,412	12,683
Workers' compensation claims liabilities	50,006	62,917
Safety incentives liability	1,262	2,049
Total current liabilities	343,252	334,731
Long-term workers' compensation claims liabilities	117,757	153,070
Long-term premium payable	37,812	—
Long-term operating lease liabilities	14,590	14,225
Customer deposits and other long-term liabilities	8,987	7,070
Stockholders' equity	199,140	177,842
Total liabilities and stockholders' equity	$721,538	$686,938

Barrett Business Services, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2023	2022	2023	2022
Revenues:
Professional employer services	$254,282	$243,189	$982,268	$937,363
Staffing services	22,400	28,761	87,039	116,963
Total revenues	276,682	271,950	1,069,307	1,054,326
Cost of revenues:
Direct payroll costs	16,743	21,453	65,042	87,944
Payroll taxes and benefits	141,363	131,715	555,758	522,392
Workers' compensation	52,963	58,076	205,975	209,145
Total cost of revenues	211,069	211,244	826,775	819,481
Gross margin	65,613	60,706	242,532	234,845
Selling, general and administrative expenses	45,578	44,204	174,772	169,642
Depreciation and amortization	1,837	1,643	7,110	6,228
Income from operations	18,198	14,859	60,650	58,975
Other income (expense):
Investment income, net	1,787	1,686	8,643	6,476
Interest expense	(48)	(39)	(166)	(141)
Other, net	(232)	(77)	(139)	(7)
Other income, net	1,507	1,570	8,338	6,328
Income before income taxes	19,705	16,429	68,988	65,303
Provision for income taxes	5,147	4,901	18,376	18,035
Net income	$14,558	$11,528	$50,612	$47,268
Basic income per common share	$2.20	$1.67	$7.52	$6.63
Weighted average basic common shares outstanding	6,605	6,918	6,731	7,130
Diluted income per common share	$2.16	$1.64	$7.39	$6.54
Weighted average diluted common shares outstanding	6,739	7,048	6,849	7,226

Investor Relations:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@gateway-grp.com